Global Clean Energy Holdings, Inc. Announces Reverse Stock Split

Effective Friday, March 26, 2021

LOS ANGELES, California, March 25,  2021, (Business Wire) Global Clean Energy Holdings, Inc. (OTCQB: GCEH) (“GCEH” or the “Company”) today announced that it has filed a Certificate of Amendment to its Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock, at a ratio of 1-for-10.  The effective time of the reverse stock split will be 8:00 a.m. ET on March 26, 2021. GCEH common stock will begin trading on a split-adjusted basis commencing upon market open on March 26, 2021.  The reverse stock split was approved by GCEH’s stockholders at the Company’s annual meeting held on November 17, 2020.

“GCEH is a fully integrated farm-to-fuel provider of ultra-low carbon sustainable biofuels,” said CEO Richard Palmer. “This reverse stock split, as we previewed in our last shareholder’s letter, is a key part of our strategy to build shareholder value, and keep powering future growth as we prepare to move to a national exchange like Nasdaq.”

When the reverse stock split becomes effective, every 10 shares of GCEH’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock without any change in the par value per share or the total number of authorized shares.  This will reduce the number of outstanding shares of the Company’s common stock from approximately 358.5 million shares to approximately 35.9 million shares.  GCEH’s common stock will continue to trade on the OTCQB Venture Market under the symbol “GCEH,” but will be assigned a new CUSIP number, 378989206.

The reverse stock split will affect all shares of GCEH’s common stock outstanding immediately prior to the effective time of the reverse stock split, as well as the number of shares of common stock available for issuance under GCEH’s equity incentive plans. In addition, the reverse stock split will affect a reduction in the number of shares of common stock issuable upon the conversion of outstanding convertible securities (including Series B Convertible Preferred Stock) or upon the exercise of stock options or warrants outstanding immediately prior to the effectiveness of the reverse stock split.

No fractional shares shall be issued in connection with the reverse stock split. No certificates representing fractional shares of common stock shall be issued in connection with the reverse stock split and all certificates that otherwise would represent fractional shares shall be rounded up to the next whole share.

The reverse stock split impacts all holders of GCEH’s common stock proportionally and will not impact any stockholder’s percentage ownership of common stock (except to the extent the reverse stock split results in any stockholder receiving a whole share in lieu of a fractional share).

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. Stockholders holding physical stock certificates may send them to the Company's transfer agent, Colonial Stock Transfer Co., Inc., and exchange them for new certificates representing the post-split number of shares.  Colonial Stock Transfer Co., Inc. can be reached at 801-355-5740.

About Global Clean Energy Holdings

Global Clean Energy Holdings, Inc. (“GCEH”) is a uniquely positioned vertically integrated renewable fuels company.  Our strategy has been consistent from the company’s inception; control the full integration of our entire supply chain from the development, production and processing of feedstocks through to the refining and distribution of renewable fuels.  GCEH’s wholly-owned plant science subsidiary, Sustainable Oils, Inc., owns an industry leading portfolio of intellectual property rights, including patents and production know-how, for the production of its proprietary varieties of Camelina sativa as a non-food based ultra-low carbon biofuels feedstock.  GCEH is retooling and constructing its renewable diesel refinery in Bakersfield, California, which when completed in early 2022 will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from non-food based feedstocks. To learn more about the company, visit www.gceholdings.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Global Clean Energy Holdings, Inc. as that term is defined under the federal securities laws.  GCEH may, in some cases, use terms such as “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include, but are not limited to, risks and uncertainties relating to the consummation and effect of the reverse stock split, the success and timing of the activities required to retool the Bakersfield refinery, the sufficiency of the funding available under the two credit facilities to complete the retooling and the startup of the refinery, the cost and availability of feedstocks to be used in the repurposed renewable fuels refinery, the effects of the COVID-19 pandemic, general economic and business conditions, and other risks described in GCEH’s filings with the United States Securities and Exchange Commission.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. GCEH undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which GCEH becomes aware of, after the date hereof, except as required by applicable law or regulation.

Communications Contact:

Melody Kean Haller  (424) 318-3518

melody.haller@gceholdings.com